Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

BranchOut Food Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, par value $0.001 per share (3)	457(o)			$2,875,000	$147.60 per million	$424.35
Fees to Be Paid	Equity	Representative’s Warrant to purchase common stock (4)	457(g)			—	—	$0
Fees to Be Paid	Equity	Common stock issuable upon exercise of Representative’s Warrant (5)	457(o)			$172,500	$147.60 per million	$25.46
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—		—	—	—	—	—
	Total Offering Amounts					$3,047,500		$449.81
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$449.81

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(2)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(3)	Includes common stock that may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.
(4)	In accordance with Rule 457(g) under the Securities Act, because the shares of the common stock underlying the Representative’s Warrant are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.
(5)	The Registrant will issue the representative of the underwriters a warrant (the “Representative’s Warrant”) to purchase up to 5% of the number of shares of common stock sold in the offering, with an exercise price equal to 120% of the offering price of the shares of common stock. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the Representative’s Warrant is $172,500, which is equal to 120% of $143,750 (5% of the proposed maximum aggregate offering price of $2,875,000). Assumes the full exercise of the underwriter’s over-allotment option.